Exhibit 99.1

Hoku Scientific, Inc. Reports Results for Fiscal Year 2009 and Fourth Quarter Ended March 31, 2009

HONOLULU, HI, June 11, 2009 -- Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for the fiscal year and fourth quarter ended March 31, 2009. The Company also provided a general update on its business.

Financial Results

Revenue for the fiscal year ended March 31, 2009 was $5.0 million, compared to $3.2 million for fiscal 2008. Revenues for the quarters ended March 31, 2009 and 2008 were $112,000 and $621,000, respectively. All revenue in fiscal 2009 was derived from photovoltaic, or PV, system installation and other related services and the resale of solar inventory.  Revenue for fiscal 2008 was primarily derived from PV system installations and fuel cell revenue from contracts with the U.S. Navy. As of March 31, 2009 and March 31, 2008, deferred revenues of $784,000 and $36,000, respectively, were attributable to PV system installation projects and related service contracts.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the fiscal year ended March 31, 2009 was $3.0 million, or $0.15 per diluted share, compared to $4.3 million, or $0.26 per diluted share for fiscal 2008. GAAP net loss for the quarter ended March 31, 2009 was $904,000, or $0.04 per diluted share, compared to $2.1 million, or $0.12 per diluted share for the same period in fiscal 2008.

Non-GAAP net loss for the fiscal year ended March 31, 2009 was $1.7 million, or $0.09 per diluted share, compared to $3.2 million, or $0.20 per diluted share for fiscal 2008. Non-GAAP net loss for fiscal 2009 and fiscal 2008 excludes non-cash stock-based compensation of $1.2 million and $1.1 million, respectively. Non-GAAP net loss for the quarter ended March 31, 2009 was $634,000, or $0.03 per diluted share, compared to $1.9 million, or $0.11 per diluted share, for the same period in fiscal 2008. Non-GAAP net loss for the quarters ended March 31, 2009 and 2008 excludes non-cash stock-based compensation of $270,000 and $192,000, respectively. The accompanying schedules provide a reconciliation of net loss per share computed on a GAAP basis to net loss per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president, and chief executive officer of Hoku Scientific, said, "We were pleased to have met our revised revenue guidance of $5 million for fiscal 2009. In addition, we received $121 million in customer prepayment deposits against future polysilicon shipments from our production facility currently under development in Pocatello, Idaho. These receipts bring the total amount of prepayment deposits received as of March 31, 2009 to $134 million.”

Mr. Shindo continued, “These results were in keeping with our previous guidance, with losses expected as we continued advancing the development of both our polysilicon manufacturing and PV systems integration businesses. Going forward, we plan to continue expanding our PV integration business in fiscal 2010 and, provided we are able to secure the required financing for the construction of our polysilicon plant, we look forward to generating revenue from the sale of polysilicon in fiscal 2010.”

Business Updates

Hoku Materials Polysilicon Plant Update

Commenting on the Company’s polysilicon subsidiary, Hoku Materials, Inc., Mr. Shindo said, “We have made excellent progress during the past fiscal year and we remain on track to make our first deliveries of polysilicon in accordance with our customer contracts, assuming satisfactory financing is identified to accelerate the current pace of construction.”

Mr. Shindo said, “Together with our partners, we have focused the construction effort on delivering those elements of the polysilicon facility required for initial commercial operations. This includes the main reactor, engineering, and control buildings; vent gas recovery equipment, cooling water loops, and process piping, among other systems. We installed the first six of our expected 28 polysilicon deposition reactors, and in the coming months, expect to complete construction of the substation and transmission lines required to deliver up to 82 megawatts of electricity to the plant, more than enough to power our facility at full capacity.”

The Company had previously reported that it had the ability to defer some of its planned capital expenditure by delaying the construction of its trichlorosilane (TCS) production facility and by further delaying the arrival of additional reactors, while still ensuring enough production capacity to fulfill its current contractual obligations.

Mr. Shindo confirmed this approach, saying, “We now plan to purchase TCS from a third-party supplier to support our reactor testing and initial production runs. We will also time the delivery of our remaining reactors to match customer prepayment receipts as closely as possible, while still supporting our planned production ramp-up schedule. Cash flow permitting, we expect this revised approach will allow us to meet all delivery obligations to our current customers.”

Hoku planned to conduct its initial reactor testing in June 2009, but to preserve cash as Hoku seeks additional financing, it reported that the testing has been delayed, and may now occur in the third quarter of calendar year 2009. Subject to receipt of financing, Hoku plans to make initial shipments to its customers in the second half of 2009.

Polysilicon Plant Financing Update

Hoku Materials has signed off-take contracts with six customers for the aggregate sale of up to $1.9 billion of polysilicon over 10 years. In total, these customers have committed to provide more than $243 million in cash prepayments, which Hoku plans to use as a primary source of financing for developing and constructing its polysilicon facility.

Regarding the strength of the Company’s customer base, Mr. Shindo said, “In fiscal 2009, we signed new long-term polysilicon sales agreements with four industry leaders: Jiangxi Jinko Solar Co., Ltd.; Tianwei New Energy (Chengdu) Wafer Co., Ltd.; Wealthy Rise International, a wholly-owned subsidiary of Solargiga Energy Holdings, Ltd.; and Shanghai Alex New Energy Co., Ltd. We also continued to pursue our long-term partnership approach, working closely and successfully with our partners and customers to navigate challenging market conditions and produce mutually-beneficial contract amendments where required.”

Hoku had received $134 million in prepayment deposits from its current customers as of March 31, 2009. In April and May 2009, the Company received subsequent prepayments from Wealthy Rise International (Solargiga) and Tianwei New Energy in the amounts of $7 million and $14.5 million, respectively, for a total of $155.5 million received to date. As of March 31, 2009, construction-in-progress for the project was $199 million.

Mr. Shindo said, “We continue to manage our cash position carefully. While we work to identify the remaining sources of financing, we have decreased spending to match our project investment obligations with our cash inflows from customer prepayments. This has allowed us to make continued progress without jeopardizing our delivery obligations to our customers.”

Hoku Materials estimates the total cost to engineer, procure and construct its polysilicon plant to be approximately $390 million. The estimate is based on its discussion with vendors, declining costs of materials and labor, and ongoing adjustments of certain design elements; however, changes in costs, modifications in construction timelines, and other factors could significantly increase the actual costs.

In addition to the $243 million in customer commitments, Hoku has already contributed $41 million of its available cash. Assuming that all of Hoku’s customers meet their prepayment commitments in full, a gap remains of approximately $106 million of additional capital required to fully fund the estimated $390 million construction budget. Hoku is actively working to finance this remaining amount through a combination of prepayments from new customers, and through one or more financing strategies.

However, due to recent challenges in the credit and equity markets, the Company reported that securing these final sources of funding has proven challenging. In addition, downward pressure on both the PV industry and the spot market price of polysilicon has affected demand for contract-based polysilicon sales.  Because of these difficulties in raising capital, if the Company does not receive any such additional financing, the Company may not have sufficient funds to complete the construction of its polysilicon plant, or to continue as a going concern for the next 12 months.

Even if Hoku is able to raise capital and manage its liquidity, the Company may need to acquire polysilicon on the spot market for resale to its customers in order to meet its initial contractual delivery obligations in a timely fashion, or Hoku may fail to meet those obligations.

“Having reduced the amount of allocated production capacity through contract amendments with both Solargiga and Jinko, we are now working to reallocate the remaining 600 to 800 metric tons of annual capacity through new long-term sales agreements. Over time, we believe we will be able to replace some of these unmet and revised customer prepayment commitments with deposits from future customers,” said Mr. Shindo.

“While current market conditions remain challenging, we remain focused on raising capital, increasing revenues and reducing expenses,” Mr. Shindo said. “In addition to evaluating a variety of fundraising alternatives, we have modified payment terms in purchase orders with more than twenty of our vendors in order to structure payment plans for amounts past due and for those to be invoiced in the future.”

Mr. Shindo concluded: “Thanks to the continued support of our partners, vendors, and customers, we have been able to make continued strong progress on our polysilicon plant development in 2009. Provided we satisfy our remaining financing needs - and we believe we will – Hoku Materials looks forward to moving into commercial operations during the fiscal year to come.”

Hoku Solar Update

The Company's wholly owned subsidiary, Hoku Solar, Inc., markets, sells, and installs turnkey photovoltaic, or PV, systems in Hawaii.

Commenting on Hoku Solar, Mr. Shindo said, "Hoku Solar enjoyed a more than 400% growth in aggregate installed PV capacity during the 13-month period from April 2008 through April 2009, as compared to the year before. This effort included the installation of approximately 900 kilowatts of generating capacity for the Hawaii Department of Transportation (HDOT).”

In April 2009, Hoku completed the installation and commissioning of solar power arrays at HDOT locations throughout the state, including the following airport locations: Kona, Hawaii; Hilo, Hawaii; Lihue, Kauai; and Kahului, Maui, among other locations.

In addition to the HDOT projects, the Company developed other commercial and industrial PV systems in fiscal 2009, including systems installed on Oahu for Paradise Beverages, Prudential Locations, and Xcel International (Billabong), among others.

Mr. Shindo said, “Going forward, we expect to continue expanding Hoku Solar’s focus on large-scale PV projects, including ground-based generating facilities such as the estimated 1.5 MW solar farm Hoku is planning to develop in Kapolei, Hawaii, on land owned by the James Campbell Company.”

Summary

"In summary, through conservative cash management, strong partnerships and proactive planning, Hoku has continued making progress in both its solar installation and materials businesses throughout fiscal 2009," said Mr. Shindo.

“Thanks to the collective efforts of the entire Hoku team – partners, vendors, customers, and employees alike – Hoku Materials remains positioned to initiate commercial operations during the fiscal year to come. We have some stark financing challenges to resolve in order to remain on this schedule, but we continue to address those head-on.”

Mr. Shindo continued, “In Hawaii, Hoku Solar expects to continue to gain market share in the commercial, industrial, and residential photovoltaic markets. We are focused on growing strategically, and look forward to increasing both the average size and revenue of our installation projects.”

Forward Guidance

Owing to variability in the scale and timing of future PV system installations, as well as flexibility in the timing and volume of the Company’s polysilicon deliveries, Hoku does not expect to issue revenue guidance for fiscal 2010. In addition, the Company expects that it will need to increase its efforts in supporting its polysilicon manufacturing and PV systems installation service businesses, developing its products and expanding its corporate infrastructure. As a result, the Company expects its costs to continue to increase significantly and it may continue to incur losses for the foreseeable future. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call on Thursday, June 11, 2009 at 5:00 p.m., Eastern Time, to discuss results for the Company's fourth quarter and fiscal year 2009 ended March 31, 2009 and the Company's business outlook. All interested parties are invited to call-in. To participate, please call (719) 325-4799. A live webcast can also be accessed by going directly to the Company's web site at www.hokucorp.com and selecting the conference call link on the home page. A playback of the webcast will be available on the Company's website until the Company's conference call to discuss its financial results for its first quarter fiscal year 2010.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and related services in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokucorp.com.

Hoku, Hoku Solar, and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements include, without limitation, statements that relate to the Company’s ability to raise capital, manage its liquidity and otherwise continue as a going concern over the next 12 months; the timing and amount of financing Hoku Scientific and Hoku Materials will need to raise to complete the engineering, procurement, and construction of Hoku Materials' planned polysilicon production plant; Hoku Materials' ability to sign polysilicon supply agreements with new customers, and to receive timely prepayments from these new customers; the timely receipt by Hoku of prepayments for polysilicon under its existing contracts; Hoku Materials' ability to successfully derive revenues from the sale of polysilicon to its existing customers; the ability of Hoku Materials to engineer and construct a production plant for polysilicon; the timing and amount of capital expenditures for the engineering, procurement and construction of its polysilicon production plant, including the adjustment of said capital expenditures that may be required to delay the project to account for funding shortfalls, and the timing of when Hoku Materials is required to make cash payments towards the construction of its planned polysilicon plant; Hoku Materials' ability to purchase trichlorosilane (TCS) from a third party, to produce polysilicon from third party TCS, and the expected amount of capital expenditures that may be delayed if Hoku Materials purchases third party TCS; any decision that Hoku Materials may make to build TCS production facilities at a later date; Hoku Materials' ability to produce polysilicon at 4,000 metric tons per year; Hoku Materials's plans to sell recaptured capacity from its amended polysilicon supply agreement with Jinko Solar; Hoku Materials' ability to replace Jinko and Solargiga's prepayment commitments by reselling polysilicon capacity previously reserved for those companies; its ability to successfully complete its production demonstration in the third quarter of calendar year 2009, and to produce polysilicon in the second half of calendar year 2009; its ability to meet the delivery schedule in its agreements with its existing polysilicon customers; Hoku Materials’ ability to acquire polysilicon on the spot market for resale to its customers; its ability to remain current on payment plans with vendors; Hoku Scientific's future financial performance, its business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's respective filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific's financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net loss and net loss per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net loss and non-GAAP net loss per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Service and license revenue	$68	$621	$4,390	$3,229
Product revenue	44	-	567	-
Total revenue	112	621	4,957	3,229

Cost of service and license revenue (1)	54	554	3,240	2,312
Cost of product revenue	39	-	465	-
Total cost of revenue	93	554	3,705	2,312

Gross margin	19	67	1,252	917

Operating expenses:
Selling, general and administrative (1)	1,120	2,423	4,548	6,207
Research and development (1)	-	2	-	86

Total operating expenses	1,120	2,425	4,548	6,293

Loss from operations	(1,101)	(2,358)	(3,296)	(5,376)

Interest and other income	197	259	284	1,083

Loss before noncontrolling interest	(904)	(2,099)	(3,012)	(4,293)
Noncontrolling interest	-	-	50	-

Net loss	$(904)	$(2,099)	$(2,962)	$(4,293)

Basic net loss per share	$(0.04)	$(0.12)	$(0.15)	$(0.26)

Diluted net loss per share	$(0.04)	$(0.12)	$(0.15)	$(0.26)

Shares used in computing basic net loss per share	20,994,542	17,229,458	20,325,433	16,656,000

Shares used in computing diluted net loss per share	20,994,542	17,229,458	20,325,433	16,656,000

__________
(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$5	$-	$14	$42
Selling, general and administrative	265	192	1,202	954
Research and development	-	-	-	72

HOKU SCIENTIFIC, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2009 (unaudited)	March 31, 2008
Assets
Cash and cash equivalents	$17,383	$27,768
Short-term investments	-	1,992
Accounts receivable	420	113
Inventory	1,549	803
Costs of uncompleted contracts	108	54
Equipment held for sale	-	29
Other current assets	226	3,787

Total current assets	19,686	34,546
Property, plant and equipment, net	204,525	33,563

Total assets	$224,211	$68,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$38,191	$3,258
Deferred revenue	784	36
Deposits – Hoku Solar	158	-
Deposits – Hoku Materials	-	4,000
Other current liabilities	446	1,820

Total current liabilities	39,579	9,114
Long-term debt (Deposits- Hoku Materials)	134,000	13,000
Total liabilities	173,579	22,114

Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized 5,000,000 shares; no shares issued and outstanding as of March 31, 2009 and 2008. Common stock, $0.001par value. Authorized 100,000,000 shares; issued and outstanding 21,092,079 and 19,786,420 shares as of March 31, 2009 and March 31, 2008, respectively	21	20
Additional paid-in capital	65,780	58,182
Accumulated deficit	(15,169)	(12,207)

Total stockholders’ equity	50,632	45,995

Total liabilities and stockholders’ equity	$224,211	$68,109

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Loss and GAAP Net Loss per share to Non-GAAP Net Loss and Non-GAAP Net Loss per share
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
GAAP net loss	$(904)	$(2,099)	$(2,962)	$(4,293)
Stock-based compensation expense	270	192	1,216	1,068

Non-GAAP net loss	$(634)	$(1,907)	$(1,746)	$(3,225)

GAAP basic net loss per share	$(0.04)	$(0.12)	$(0.15)	$(0.26)
Basic stock-based compensation expense per share	0.01	0.01	0.06	0.06

Non-GAAP basic net loss per share	$(0.03)	$(0.11)	$(0.09)	$(0.20)

GAAP diluted net loss per share	$(0.04)	$(0.12)	$(0.15)	$(0.26)
Diluted stock-based compensation expense per share	0.01	0.01	0.06	0.06

Non-GAAP diluted net loss per share	$(0.03)	$(0.11)	$(0.09)	$(0.20)